EXHIBIT 10.1

RESIGNATION AND RELEASE AGREEMENT AND COVENANT NOT TO SUE

This Resignation and Release Agreement and Covenant Not to Sue (“Agreement”) is made and entered into by and between Hana Biosciences, Inc. (the “Company”) and Fred L. Vitale (“Mr. Vitale”).

BACKGROUND

A. Mr. Vitale and the Company entered into an Employment Agreement in or about January, 2004 as amended December 16, 2005 (“Employment Agreement”). Mr. Vitale resigned from employment with the Company and service as an officer of the Company effective January 22, 2008.

B. Disputes between the parties exist arising from Mr. Vitale’s employment and the termination of Mr. Vitale’s employment.

C. Mr. Vitale and the Company now desire to fully and finally resolve their disputes on the terms and conditions set forth below.

NOW, THEREFORE, the Company and Mr. Vitale, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.

1. Company’s Obligations. The Company has accepted Mr. Vitale’s resignation from employment and service as an officer of the Company, effective January 22, 2008. In exchange for “Mr. Vitale’s Obligations” (defined in Section 2 below), and provided that Mr. Vitale signs this Agreement and does not exercise his rights to revoke his waiver of certain discrimination claims (as defined in Section 5 below), the Company hereby extends to Mr. Vitale the following new consideration (all and each of the following are the “Company’s Obligations”):

(a)
Payment. The Company will pay Mr. Vitale separation pay in the amount of $166,667 (gross), less applicable federal and state income tax and any other legally required withholding. Payment will be made in a lump sum on the first regular Company payday that occurs after eight days have passed from the date on which Mr. Vitale signs this Agreement.

(b)
Insurance Benefits. Mr. Vitale has the right to elect to continue his coverage in the Company’s group health and dental insurance programs at his cost under applicable law; however, as a further benefit of this Agreement, the Company will pay the full cost of the coverage through July 31, 2008, or until Mr. Vitale obtains comparable replacement coverage, whichever is earlier. After July 31, 2008, Mr. Vitale will be responsible for the full cost of continuing this coverage. Mr. Vitale understands that he is responsible for completing and returning the necessary paperwork in order to elect to continue this coverage.

(c)
Release. Except as set forth at the end of this Section 1(c), the Company hereby fully and finally releases, waives, and discharges any and all legal claims against Mr. Vitale that it has through the date on which this Agreement is executed on its behalf. This full and final release, waiver, and discharge extends to legal and equitable claims of any kind or nature whatsoever including, without limitation, the following:

(i)	All claims that the Company has now, whether or not it now knows about the claims;

(ii)	All claims for attorneys fees;

(iii)
All claims arising out of Mr. Vitale’s employment or his separation from employment with the Company including, but not limited to, any alleged breach of contract, breach of implied contract, or defamation;

(iv)	All claims for reimbursement of any other compensation, including vacation pay and bonus pay; and

(v)	All claims for any other alleged unlawful conduct arising out of or relating to his employment or separation from employment with the Company.

The Company will not commence any civil actions against Mr. Vitale except as necessary to enforce his obligations under this Agreement. The consideration that the Company is receiving in this Agreement has a value that is greater than anything to which it is entitled.

Notwithstanding the provisions of this Section 1(c), the Company does not release, waive, or discharge any and all unknown legal claims against Mr. Vitale constituting fraud, embezzlement, or job-related conduct that would be punishable as a felony or gross misdemeanor; and the foregoing covenant not to sue in this Section 1(c) does not preclude the Company from commencing an action against Mr. Vitale arising from any or all of such claims against him. The Company has no knowledge that Mr. Vitale has engaged in any of the foregoing conduct.

(d)	Non-Disparagement. The Company’s management will not criticize or disparage in any manner or by any means Mr. Vitale or any aspect of his services to the Company.

(e)
Reference. The Company has no obligation to respond to reference inquiries about Mr. Vitale. However, as an additional benefit of this Agreement, the Company will respond to any such request for a reference by stating that Mr. Vitale was an original executive officer of the Company, his most recent title was Vice President and Chief Business Officer, and he resigned from the Company effective January 22, 2008 to pursue other opportunities.

2. Mr. Vitale’s Obligations. In return for the Company’s Obligations in Section 1 above, Mr. Vitale agrees to the following:

(a)
Mr. Vitale hereby fully and finally releases, waives, and discharges any and all legal claims against the Company that he has through the date on which he signs this Agreement. This full and final release, waiver, and discharge extends to legal and equitable claims of any kind or nature whatsoever including, without limitation, the following:

(i)	All claims that Mr. Vitale has now, whether or not he now knows about the claims;

(ii)	All claims for attorney's fees and costs;

(iii)
All claims for alleged discrimination against him under any applicable federal, state, and local law including, without limitation, rights and claims of age discrimination under the federal Age Discrimination in Employment Act (“ADEA”) and federal Older Workers Benefits Protection Act (“OWBPA”); and discrimination claims under the California Fair Employment and Housing Act (“CFEHA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), and the Americans With Disabilities Act (“ADA”);

(iv)
All claims arising out of his employment and the termination of his employment and service as an officer with the Company, including, but not limited to, any alleged breach of contract, wrongful termination, termination in violation of public policy, defamation, invasion of privacy, fraud, negligence, infliction of emotional distress, breach of implied contract and breach of the covenant of good faith and fair dealing;

(v)	All claims for any other alleged unlawful employment practices arising out of or relating to his employment or separation from employment and service as an officer with the Company; and

(vi)	All claims for any other form of pay, for example bonus pay, incentive pay, holiday pay, and sick pay.

(b)
Mr. Vitale will not bring any lawsuits against the Company, except if necessary to enforce the provisions of this Agreement. The money and other benefits that Mr. Vitale will receive as set forth in this Agreement are full and fair payment for the release of all of his claims. The consideration extended by the Company in return for Mr. Vitale’s Obligations is more than anything of value to which he is already entitled. Provided, however, nothing herein releases Mr. Vitale’s rights, if any, to indemnification under any applicable directors & officers liability insurance policy, applicable state and federal law, and the Company’s bylaws.

(c)	Mr. Vitale will not disparage the Company, or its employees, legal compliance, products, services, research, development, or with respect to any other aspect of the Company’s business.

(d)	Mr. Vitale hereby waives any right to reinstatement to employment with the Company.

(e)
Mr. Vitale has returned to the Company any and all of its property in his possession or under his control including, for example, computers, security access cards, credit cards, printers, cell phones, client files, reference material, documents pertaining to clients, and any and all other documents and materials in my possession or under my control that pertain to the Company’s business. These obligations apply to originals and all copies of any such property.

(f)
Mr. Vitale will cooperate with the Company on any matters in which he was involved where information or knowledge that he has will be needed, including but not limited to, matters such as actual or threatened legal claims by Sally Brinkmann. The Company will provide him with as much notice as possible if it, or its attorneys, need to speak with him about such matters. The Company will also reimburse him for any out-of-pocket expenses that he incurs in order to cooperate, and compensate him in the amount of $150 per hour for time spent. If a party adverse to the Company serves a subpoena or other legal process on Mr. Vitale, he will promptly notify the Company’s Chief Financial Officer and not respond until receiving further instruction from the Company.

(g)	Mr. Vitale and the Company will represent, if asked, that their relationship ended mutually and amicably, and they wish each other the best in the future.

3. Certain Definitions. For purposes of Section 2, “Mr. Vitale” means Fred L. Vitale, and anyone who has or obtains any legal rights or claims through Mr. Vitale. Further, the “Company” means Hana Biosciences, Inc., and its past and present parent, subsidiary, and affiliated entities, and each of them; and past and present agents, officers, directors, employees, committees, insurers, indemnitors, attorneys, successors or assigns of any or all of the foregoing entities.

4. Additional Agreements and Understandings.

(a)
The Company does not admit that it is responsible or legally obligated to Mr. Vitale, and in fact the Company denies that it is responsible or legally obligated to him even though the Company has provided him with valuable benefits in this Agreement to release his legal claims as outlined above.

(b)	Mr. Vitale has been paid his final salary and for any accrued but unused vacation and other earnings through his last day of employment.

(c)
If Mr. Vitale becomes eligible for unemployment compensation benefits, the Company will not challenge a claim that he files, but the Company will report to state authorities the payment that he received under this Agreement and reserves the right to respond if it disagrees with anything that he says in support of that claim.

(d)	Nothing in this Agreement affects Mr. Vitale’s rights in any benefit plan or program in which he was a participant while employed by the Company.

(e)
Mr. Vitale understands that the Company has granted to him four separate stock option awards, which are evidenced by separate stock option agreements dated February 1, 2004 (as amended on June 30, 2006), April 11, 2005, November 10, 2005 and December 12, 2006, respectively. In this Agreement, these stock option agreements are collectively referred to as the “Option Agreements.” Pursuant to the terms of the Employment Agreement, Mr. Vitale understands that the vesting schedule relating to his right to purchase the shares of Company common stock under each Option Agreement will be accelerated such that any unvested installment of the stock options scheduled to vest on or before November 1, 2008 will be deemed vested as of the last day of his employment with the Company. Accordingly, as of Mr. Vitale’s last day of employment, his right to purchase shares pursuant each Option Agreements will be vested as follows:

Date of Option Agreement	Shares Vested
February 1, 2004	141,007
April 11, 2005	85,000
November 10, 2005	100,000
December 12, 2006	41,666

Except to the extent vested as described in the table above, Mr. Vitale understands that all of his rights to purchase shares of the Company’s common stock under the Option Agreements will terminate on his last day of employment with the Company. Further, following his last day of employment with the Company, Mr. Vitale understands that his right to purchase shares pursuant to any of the Option Agreements, including the length of time he has to purchase such shares following the end of his employment, shall be governed by the terms of the respective Option Agreement, which shall survive the execution of this Agreement.

(f)	Mr. Vitale hereby represents that he has no knowledge of engaging in acts or omissions that caused the Company a legal injury.

(g)
Upon presentation of the necessary documentation, the Company will reimburse Mr. Vitale for the valid business expenses he incurred in connection with his employment with the Company according to established corporate policy.

(h)
The Company will permit Mr. Vitale to review in advance its press release announcing his departure to pursue other opportunities. The form and content of such a press release is within the sole discretion of the Company. Nothing herein restricts the Company from making any disclosures that it reasonably believes are necessary to comply with stock exchange regulations and applicable laws and government rules.

5. Rights to Counsel, Consider, and Revoke and Rescind. The Company hereby advises Mr. Vitale to consult with an attorney prior to signing this Agreement.

Mr. Vitale understands that he has the right to take up to 21 days to consider his waiver of age discrimination rights and claims under the ADEA and OWBPA, beginning the date on which he received this Agreement. He further understands that, if he signs this Agreement, he may revoke his waiver of age discrimination rights and claims under the ADEA and OWBPA within seven days thereafter, and his waiver will not be effective or enforceable until this seven-day period has expired.

6. Charges. This Agreement does not prohibit Mr. Vitale from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

7. Notice of Section 1542 Rights. The Company and Mr. Vitale expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present, or future, whether arising from or attributable to me, or to the Company’s officers, directors, employees, and agents, acting within or beyond the scope of their employment; whether relating to his employment by the Company or performance of services for the Company occurring before the execution of this Agreement. They also expressly agree that any and all rights granted under § 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Section 1542 of the California Civil Code reads as follows:

§1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of the executing the release, which if known to him must have materially affected his settlement with the debtor.

8. Notice of Section 1541 Rights. This Agreement is in full accord, satisfaction and discharge of doubtful and disputed claims that the Company and Mr. Vitale have against each other, and they have signed this Agreement with the express intention of releasing and extinguishing all claims they may have against each other, in accordance with Section 1541 of the California Civil Code, which section reads as follows:

§1541. An obligation is extinguished by a release therefrom given to the debtor by the creditor, upon a new consideration, or in writing, with or without new consideration.

9. Binding Effect. The Company and Mr. Vitale understand and expressly agree that this Agreement will bind and benefit each of them, and anyone who has or claims any legal rights through them.

10. No Oral Modification. This Agreement may not be changed orally.

11. No Oral Waiver. No breach of any provision hereof can be waived by either party unless in writing. Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.

12. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.

13. Severability. Should any one or more parts of this Agreement be declared invalid through arbitration or by any court of competent jurisdiction for any reasons, such decision will not affect the validity of any remaining portions which will remain in full force and effect as if this Agreement had been executed with the invalid parts thereof eliminated.

14. Agreement Freely Entered Into. Each party represents that this Agreement, and the release contained in this Agreement, have been given voluntarily and free from duress or undue influence on the part of any person or entity released by this Agreement, or by any third party.

The Company and Mr. Vitale have read this Agreement carefully and understand all of its terms. Each has had the opportunity to discuss this Agreement with their own attorneys prior to signing it, and to make certain that each understands the meaning of the terms and conditions contained in this Agreement and fully understands the content and effect of this Agreement. In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other, including their respective agents or its attorneys, except as set forth in this Agreement. Each party agrees to abide by this Agreement.

Date: January 23, 2008	By:	/s/ Fred L. Vitale

Fred L. Vitale

Hana Biosciences, Inc.

Date:	By:	/s/ Steven R. Deitcher

Its President & CEO